Exhibit (h)(94)

ALPS FUND SERVICES, INC.

1290 Broadway, Suite 1100

Denver, CO 80203

December 12, 2017

Mr. Edmund J. Burke

President and Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS/Red Rocks Listed Private Equity Fund (the “Fund”), a Series of Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms the agreement between ALPS Fund Services, Inc. (“ALPS”) and the Trust that ALPS’ Annual Open Account Fee, Annual Inactive Account Fee and Annual Closed Account Fee, as set forth in Schedule B (Fee Schedule) of the Transfer Agency and Service Agreement between ALPS and the Trust, dated October 1, 2007, as amended, with respect to the Fund (the “Agreement”), shall be reduced as follows for the period beginning March 1, 2018 through February 28, 2019:

Annual Open Account Fee:

Open Accounts	Fee Per Account
ALL	$5.00

Annual Inactive Account Fee: $0 per inactive account (an inactive account is an account with a zero balance that has had activity in the last 18 months)

Annual Closed Account Fee: $0 per closed account (a closed account is an account with a zero balance that has not had activity in the last 18 months)

The parties agree that the other provisions of the Agreement and of Schedule B (Fee Schedule) are not affected by this waiver and remain in full force and effect.

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President